STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (the “Agreement”) is made and entered into with an effective date of June 1st, 2011,

by and between:

TELIPHONE CORP., a Nevada, USA Corporation, whose head office is located at 6299 Airport Road, suite 307, Mississauga, Ontario L4V 1N3 CANADA, hereby represented by Mr. Lawry Trevor-Deutsch, its President & CEO, hereby referred to as the “Seller”, who is the beneficial owners of capital stock of TELIPHONE INC., a Canadian Corporation (the “Company”)

And

YEURB INVESTMENTS COMPANY LIMITED, a Commonwealth of the Bahamas Corporation, whose head office is located at Kevin M. Russell & Co., #15 Lilian Court, City of Freeport, Island of Grand Bahamas, Commonwealth of the Bahamas, here represented by Heather Bruey, its President, hereby referred to as the “Purchaser”.

Collectively referred to as “The Parties”

PREAMBLE

WHEREAS the Seller owns one hundred and thirty-nine (139) shares of the common stock of the Company, representing eighty-seven point one percent (87.1%) of the voting, participating shares of the Company.

WHEREAS the Seller desires to sell to the Purchaser, and the Purchaser desires to purchase from the Seller, one hundred and thirty-nine (139) shares of the common stock of the Company (the “Shares”), on and subject to the terms of this Agreement;

WHEREFORE the parties hereto hereby agree as follows:

1.

Sale of the Shares.  Subject to the terms and conditions of this Agreement, and in reliance upon the representations, warranties, covenants and agreements contained in this Agreement, the Seller shall sell the Shares to the Purchaser, and the Purchaser shall purchase the Shares from the Seller for a purchase price of one United States Dollar (US$1.00) (the “Purchase Price”).

2.

Closing.

(a)

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The purchase and sale of the Shares shall take place at a closing (the “Closing”), to be held at such date, time and place as shall be determined by the Purchaser and the Seller.

(b) At the Closing:

(ii)   The Seller shall deliver to the Purchaser all certificates representing the Shares being purchased.  The Purchaser shall pay to the Seller the Purchase Price for the Shares.

(a) It is agreed by the Parties that going forward, the Seller will pay the Company a royalty fee of US$1.00 per subscriber per month for the use of the Company’s Mobile Call Processor Technology.

(b) It is agreed that the Purchaser may not use the name “Teliphone” or any corporate derivatives, the Teliphone logo or any other component related to the trade marking  of “Teliphone”. This includes but is not limited to the use of “Teliphone” in any Internet domain whether alone or as part of a domain name.

(c) The purchaser agrees to take all steps to have the corporation name “Teliphone Inc.” revert legally to its corporation number (4237561 CANADA INC) within 30 days of final execution of this agreement.

(d) At and at any time after the Closing, the parties shall duly execute, acknowledge and deliver all such further assignments, conveyances, instruments and documents, and shall take such other action consistent with the terms of this Agreement to carry out the transactions contemplated by this Agreement.

(e) All representations, covenants and warranties of the Purchaser and Seller contained in this Agreement shall be true and correct on and as of the Closing Date with the same effect as though the same had been made on and as of such date.

3.

Representations and Warranties of the Purchaser.  The Purchaser hereby makes the following represents and warranties to the Seller:

(a)

Purchaser has the requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby and otherwise to carry out its obligations hereunder.  No consent, approval or agreement of any individual or entity is required to be obtained by the Purchaser in connection with the execution and performance by the Purchaser of this Agreement or the execution and performance by the Purchaser of any agreements, instruments or other obligations entered into in connection with this Agreement.

(b)

Purchaser acknowledges that such Purchaser has had the opportunity to ask questions of and receive answers from, or obtain additional information from, the executive officers of the Company concerning the financial and other affairs of the

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Company. In making the decision to purchase the Shares, the Purchaser hereby acknowledges that such Purchaser has relied upon the prospectus and other written information provided to such Purchaser by the Company or filed electronically on the SEC EDGAR filing system.

(c)

Purchaser acknowledges that it is fully aware that the Company has recently filed a proposal to creditors under the Bankruptcy and Insolvency Act and represents that it will make available a total of US$250,000 to be used to negotiate a settlement with creditors so that the Company may resume its operations as a going concern.  In the event that additional funds are required for settlement, Purchaser acknowledges that it is at its sole discretion to negotiate settlement with the Company’s creditors and that no recourse for the outcome of this negotiation will be available to it from the Seller.

4.

Representations and Warranties of the Seller.  Seller hereby makes the following representations and warranties to the Purchaser, which may be relied on by any subsequent purchasers of the Purchaser’s capital stock and their counsel:

(a)

Seller owns the Shares free and clear of all any and all liens, claims, encumbrances, preemptive rights, right of first refusal and adverse interests of any kind.

(b)

Seller has the requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby and otherwise to carry out Seller’s obligations hereunder.  No consent, approval or agreement of any individual or entity is required to be obtained by the Seller in connection with the execution and performance by the Seller of this Agreement or the execution and performance by the Seller of any agreements, instruments or other obligations entered into in connection with this Agreement.

(a) The Company has been arbitrarily assessed by the Quebec Provincial Minister of Revenue for Income and Sales Tax claims from 2004 to 2010 for a total amount of $539,803 in May, 2011 and has contested all amounts owing.

(a) The Company has a dispute with 9164-4898 Quebec Inc. (aka “BR Communications Inc.”), the Company’s former Exclusive Distributor, where BR Communications Inc. is pursuing the Company since April 2010 for commissions unpaid of $286,000.  The Company has counterclaimed that BR Communications Inc. is in default of its obligations with the Company and is pursuing BR Communications Inc. in its statement of counterclaim for $410,255.

(a) The Company has been called as a third-party claimant to a dispute over the acquisition of Orion Communications Inc. by 9191-4200 Quebec Inc. by the former owners of Orion Communications Inc. (“Former Owners”).  The Former Owners are claiming over $4,150,000 in damages.

(a)

As a result of 4 (c), the Company has filed a voluntary proposal to creditors, a provision available to it under the provisions of the Bankruptcy and Insolvency Act of Canada dated May 10, 2011.

(a) Other than mentioned in 4 (d), 4 (e) and 4 (f) there is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the Seller’s knowledge, threatened against the Seller or any of Seller’ properties.  There is no judgment, decree or order against the Seller that could prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement.

(a) Other than mentioned in 4 (d), 4 (e) and 4 (f), there are no other material claims, actions, suits, proceedings, inquiries, labor disputes or investigations pending or, to the Seller’ knowledge, threatened against the Seller or any of its assets, at law or in equity or by or before any governmental entity or in arbitration or mediation. No bankruptcy, receivership or debtor relief proceedings are pending or, to the Seller’ knowledge, threatened against the Seller.

(b) The Seller have complied with, is not in violation of, and has not received any notices of violation with respect to, any federal, provincial, state, local or foreign Law, judgment, decree, injunction or order, applicable to it, the conduct of its business, or the ownership or operation of its business.    References in this Agreement to “Laws” shall refer to any laws, rules or regulations of any federal, state or local government or any governmental or quasi-governmental agency, bureau, commission, instrumentality or judicial body (including, without limitation, any federal or state securities law, regulation, rule or administrative order).

5.

Finder’s Fee.  Seller represents and warrants that no person is entitled to receive a finder’s fee from Seller in connection with this Agreement as a result of any action taken by the Purchaser or Seller pursuant to this Agreement, and agrees to indemnify and hold harmless the other party, its officers, directors and affiliates, in the event of a breach of the representation and warranty.  This representation and warranty shall survive the Closing.

6.

Termination by Mutual Agreement.  This Agreement may be terminated at any time by mutual consent of the parties hereto, provided that such consent to terminate is in writing and is signed by all of the parties hereto.

7.

Miscellaneous.

(a)

Entire Agreement.  This Agreement constitutes the entire agreement of the parties, superseding and terminating any and all prior or contemporaneous oral and written agreements, understandings or letters of intent between or among the parties with respect to the subject matter of this Agreement.  No part of this Agreement may be modified or amended, nor may any right be waived, except by a written instrument which expressly refers to this Agreement, states that it is a modification or amendment of this Agreement and is signed by the parties to this Agreement, or, in the case of waiver, by the party granting the waiver.  No

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course of conduct or dealing or trade usage or custom and no course of performance shall be relied on or referred to by any party to contradict, explain or supplement any provision of this Agreement, it being acknowledged by the parties to this Agreement that this Agreement is intended to be, and is, the complete and exclusive statement of the Agreement with respect to its subject matter.  Any waiver shall be limited to the express terms thereof and shall not be construed as a waiver of any other provisions or the same provisions at any other time or under any other circumstances.

(a) Severability.  If any section, term or provision of this Agreement shall to any extent be held or determined to be invalid or unenforceable, the remaining sections, terms and provisions shall nevertheless continue in full force and effect.

(a) Notices.  All notices provided for in this Agreement shall be in writing signed by the party giving such notice, and delivered personally or sent by overnight courier, mail or messenger against receipt thereof or sent by registered or certified mail, return receipt requested, or by facsimile transmission or similar means of communication if receipt is confirmed or if transmission of such notice is confirmed by mail as provided in this Section 7(c).  Notices shall be deemed to have been received on the date of personal delivery or telecopy or attempted delivery.

(b) Governing Law.  This Agreement shall be governed and construed in accordance with the laws of the Province of Quebec applicable to agreements executed and to be performed wholly within such State, without regard to any principles of conflicts of law.  Each of the parties hereby  irrevocably consents and agrees that any legal or equitable action or proceeding arising under or in connection with this Agreement shall be brought in the courts located in the Province of Quebec, Canada, by execution and delivery of this Agreement, irrevocably submits to and accepts the jurisdiction of said courts, (iii) waives any defense that such court is not a convenient forum, and (iv) consent to any service of process made either (x) in the manner set forth in Section 10(c) of this Agreement (other than by telecopier), or (y) any other method of service permitted by law.

(c) Parties to Pay Own Expenses.  Each of the parties to this Agreement shall be responsible and liable for its own expenses incurred in connection with the preparation of this Agreement, the consummation of the transactions contemplated by this Agreement and related expenses.

(d) Successors.  This Agreement shall be binding upon the parties and their respective heirs, executors, administrators, legal representatives, successors and assigns; provided, however, that neither party may assign this Agreement or any of its rights under this Agreement without the prior written consent of the other party.

(e) Further Assurances.  Each party to this Agreement agrees, without cost or expense to any other party, to deliver or cause to be delivered such other documents and instruments as may be reasonably requested by any other party to this Agreement in order to carry out more fully the provisions of, and to consummate the transaction contemplated by, this Agreement.

(f) Counterparts.  This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(g) No Strict Construction.  The language used in this Agreement will be deemed to be the language chosen by the parties with the advice of counsel to express their mutual intent, and no rules of strict construction will be applied against any party.

(h) Headings.  The headings in the Sections of this Agreement are inserted for convenience only and shall not constitute a part of this Agreement.

(i) Legal Representation.  Each party hereto acknowledges that it has been represented by independent legal counsel in the preparation of the Agreement.  Each party recognizes and acknowledges that counsel to the Company has represented other shareholders of the Company and may, in the future, represent others in connection with various legal matters and each party waives any conflicts of interest and other allegations that it has not been represented by its own counsel.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

Seller: TELIPHONE CORP.

By: __/s/ Lawry Trevor-Deutsch_________

Lawry Trevor-Deutsch

President & CEO

Purchaser: YEURB INVESTMENTS COMPANY LIMITED

By: ____/s/ Heather Bruey____________

Heather Bruey

President

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